Exhibit 99.1

HERITAGE GLOBAL INC. ANNOUNCES STRONG

2020 THIRD QUARTER OPERATING RESULTS

SAN DIEGO, California (November 9, 2020) – Heritage Global Inc. (NASDAQ: HGBL) (“Heritage Global,” “HGI” or “the Company”), an asset services company specializing in financial and industrial asset transactions, today reported financial results for the third quarter ended September 30, 2020.

Heritage Global Chief Executive Officer Ross Dove commented, “Heritage had strong results for the third quarter of 2020, highlighted by net income totaling $1.3 million consistent with the third quarter of 2019 and 28% year-over-year growth in Adjusted EBITDA, which we achieved despite ongoing macroeconomic and political uncertainty. The results reinforced the Company’s unique and differentiated business model, with robust growth across our industrial assets business. Looking ahead, we believe rising demand for the re-commerce of used and surplus equipment bodes well for sustained near term performance and profitability of our industrial assets segment, while we expect accelerating volumes and revenue from the financial assets side of the business, driven by an expected step up in the release of nonperforming loans into the market in 2021.”

“Stepping back, Heritage Global recently completed two important milestone accomplishments that we believe will meaningfully enhance the Company’s growth prospects and drive long-term shareholder value. First, Heritage Global’s common stock was uplisted to the NASDAQ Stock Market, which enhances our visibility within the investment community, thereby increasing the liquidity of our stock and broadening our institutional shareholder base over time. Second, we completed an underwritten public offering of common stock, raising $9.1 million of net proceeds that will be used to expand the businesses of Heritage Global Capital and Heritage Global Partners.”

Third Quarter 2020 Summary of Financial Results:

($ in thousands, except per share amounts)	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Services revenue(1)	$ 6,060	$ 5,207	$ 15,713	$ 14,950
Asset sales(2)	1,506	1,415	2,214	5,647
Total revenue	7,566	6,622	17,927	20,597
Gross profit	4,971	5,261	13,225	13,996
Operating income	1,612	1,267	2,730	3,496
Net income	1,264	1,216	3,341	3,322
Net income per share – diluted	$ 0.04	$ 0.04	$ 0.11	$ 0.11

(Non-GAAP Financial Measures) (3)
EBITDA	$ 1,704	$ 1,341	$ 3,002	$ 3,722
Adjusted EBITDA	$ 1,801	$ 1,404	$ 3,260	$ 3,932

(1)	Services revenue represents revenue generated from activities in which Heritage Global acted as an agent by either brokering a transaction or providing some other fee-based service.
(2)	Asset sales represent revenue generated from activities in which Heritage Global acted in a principal capacity, reselling previously purchased assets.
(3)

EBITDA and Adjusted EBITDA are commonly used non-GAAP financial measures utilized by management as a supplemental tool to evaluate the underlying operating performance of the Company on an ongoing basis and should be considered together with

Heritage Global’s GAAP financial measures. Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.

Third Quarter 2020 Highlights:

•

Total revenue of $7.6 million increased 14% from $6.6 million in the prior-year quarter. The year-over-year increase reflected 16% growth in services revenue ($6.1 million versus $5.2 million in the third quarter of 2019), as well as higher asset sales ($1.5 million versus $1.4 million in the prior year).

•

Gross profit totaled $5.0 million compared to $5.3 million in the prior-year quarter. The decline reflected timing and activity of asset liquidation transactions, as well as a mix shift between financial assets and industrial assets.

•

Operating income of $1.6 million increased 27% from $1.3 million in the third quarter of 2019, with lower selling, general and administrative expense, mostly due to the elimination of costs related to Equity Partners, which was discontinued as of December 31, 2019 and partially offset by slightly lower gross profit and higher compensation expense driven by improved financial performance by the industrial assets division and additional headcount to underpin growth, primarily in Heritage Global Capital.

•	Net income increased to $1.3 million, or $0.04 per share, for the third quarter of 2020, was in line with the prior-year quarter.
•

At September 30, 2020 the Company had aggregate tax net operating loss carry forwards of approximately $82.4 million ($61.6 million of unrestricted net operating tax losses and approximately $20.8 million of restricted net operating tax losses). Substantially all of the net operating loss carry forwards expire between 2024 and 2037.

•

EBITDA totaled $1.7 million versus $1.3 million in the third quarter of 2019, while Adjusted EBITDA (excluding non-cash stock-based compensation expense) was $1.8 million compared to $1.4 million in the prior-year quarter.

•

Heritage Global maintains a strong balance sheet, with stockholders’ equity of $16.0 million as of September 30, 2020, compared to $11.8 million as of December 31, 2019, and net cash of $5.7 million. Importantly, the foregoing balance sheet figures exclude the $9.1 million of net proceeds from the Company’s common stock offering that closed on October 6, 2020.

•	As of September 30, 2020, the firm maintained an outstanding balance of zero on its $5.0 million credit facility.

Third Quarter 2020 Conference Call

Management will host a webcast and conference call on Monday, November 9, 2020 at 5:00 pm ET to discuss financial results for the third quarter 2020. Analysts and investors may participate via conference call, using the following dial-in information:

•	1-855-327-6837 (Domestic)
•	1-631-891-4304 (International)

The conference call will also be available in the Investor Relations section of the Company's website at http://www.hginc.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register.

A replay of the call will also be available on the Company's website approximately two hours after the live call through November 23, 2020. To access the replay, dial 844-512-2921 (domestic) or 412-

317-6671 (international). The replay pin number is 10011714. The replay can also be accessed on the Investor Relations section of the Company's website at http://www.hginc.com/.

Definitions and Disclosures Regarding non-GAAP Financial Information

The Company defines EBITDA as net income/loss plus depreciation and amortization, interest and other expense, and provision for income taxes. Adjusted EBITDA reflects EBITDA adjusted further to eliminate the effects of stock-based compensation. Management uses EBITDA and Adjusted EBITDA in assessing the Company’s results, evaluating the Company’s performance and in reaching operating and strategic decisions. Management believes that the presentation of EBITDA and Adjusted EBITDA, when considered together with our GAAP financial statements and the reconciliation to the most directly comparable GAAP financial measure, is useful in providing investors a more complete understanding of the factors and trends affecting the underlying performance of the Company on a historical and ongoing basis. The Company’s use of EBITDA and Adjusted EBITDA is not meant to be, and should not be, considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the financial information, below, which reconciles our GAAP reported net income to EBITDA and Adjusted EBITDA for the periods presented (in thousands).

About Heritage Global Inc. (www.heritageglobalinc.com)

Heritage Global Inc. (NASDAQ: HGBL) is an asset services company specializing in financial and industrial asset transactions. The company provides a full suite of services including market making, acquisitions, dispositions, valuations and secured lending. Heritage Global focuses on identifying, valuing, acquiring and monetizing underlying tangible and intangible assets across twenty-eight global sectors. The company acts as an adviser, as well as a principal, acquiring or brokering turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios, intellectual property, and entire business enterprises.

Forward-Looking Statements

This communication includes forward-looking statements based on our current expectations and projections about future events. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. While the Company believes the forward-looking statements contained in this communication are accurate, these forward-looking statements represent the Company’s beliefs only as of the date of this communication, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including variability in magnitude and timing of asset liquidation transactions, the impact of changes in the U.S. national and global economies, and interest rate and foreign exchange rate sensitivity, as well as other factors beyond the Company’s control. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Scott West

Chief Financial Officer

Heritage Global Inc.

858/847-0656

Investor Relations

InvestorRelations@hginc.com

858/242-4741

-financial tables follow-

HERITAGE GLOBAL INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Services revenue	$6,060	$5,207	$15,713	$14,950
Asset sales	1,506	1,415	2,214	5,647
Total revenues	7,566	6,622	17,927	20,597

Operating costs and expenses:
Cost of services revenue	1,605	435	3,344	2,649
Cost of asset sales	990	926	1,358	3,952
Selling, general and administrative	3,378	3,928	10,516	11,551
Depreciation and amortization	92	74	272	226
Total operating costs and expenses	6,065	5,363	15,490	18,378
Earnings of equity method investments	111	8	293	1,277
Operating income	1,612	1,267	2,730	3,496
Interest and other expense, net	(3)	(12)	(38)	(57)
Income before income tax expense (benefit)	1,609	1,255	2,692	3,439
Income tax expense (benefit)	345	39	(649)	117
Net income	$1,264	$1,216	$3,341	$3,322

Weighted average common shares outstanding – basic	28,751,689	28,653,278	28,817,344	28,653,278
Weighted average common shares outstanding – diluted	31,890,115	29,352,812	31,288,151	28,911,488
Net income per share – basic	$0.04	$0.04	$0.12	$0.12
Net income per share – diluted	$0.04	$0.04	$0.11	$0.11

The notes contained in our Quarterly Report on Form 10-Q are an integral part of these consolidated financial statements.

-balance sheets follow-

HERITAGE GLOBAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,795	$2,728
Accounts receivable	1,956	1,859
Current portion of notes receivable, net	682	1,295
Inventory – equipment	808	104
Other current assets	1,709	784
Total current assets	10,950	6,770
Property and equipment, net	156	221
Non-current portion of notes receivable, net	410	1,366
Equity method investments	3,692	2,516
Right-of-use assets	1,095	1,483
Identifiable intangible assets, net	3,190	3,392
Goodwill	5,585	5,585
Deferred tax assets	1,464	372
Other assets	224	212
Total assets	$26,766	$21,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,462	$8,113
Current portion of debt	138	403
Current portion of lease liabilities	462	577
Total current liabilities	10,062	9,093
Non-current portion of debt	—	35
Non-current portion of lease liabilities	679	942
Other long-term liabilities	68	—
Total liabilities	10,809	10,070

Stockholders’ equity:
Preferred stock, $10.00 par value, authorized 10,000,000 shares; issued and outstanding 568 shares of Series N at September 30, 2020 and December 31, 2019	6	6
Common stock, $0.01 par value, authorized 300,000,000 shares; issued and outstanding 29,724,037 shares at September 30, 2020 and 29,339,101 at December 31, 2019	298	293
Additional paid-in capital	285,863	285,099
Accumulated deficit	(270,133)	(273,474)
Accumulated other comprehensive loss	(77)	(77)
Total stockholders’ equity	15,957	11,847
Total liabilities and stockholders’ equity	$26,766	$21,917

The notes contained in our Quarterly Report on Form 10-Q are an integral part of these consolidated financial statements.

– EBITDA and Adjusted EBITDA (non-GAAP measures) reconciliation follows –

HERITAGE GLOBAL INC.

Reconciliation of EBITDA and Adjusted EBITDA (Non-GAAP Measures)

(In thousands of US dollars)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$1,264	$1,216	$3,341	$3,322
Add back:
Depreciation and amortization	92	74	272	226
Interest and other expense, net	3	12	38	57
Income tax expense (benefit)	345	39	(649)	117
EBITDA	1,704	1,341	3,002	3,722

Management add back:
Stock based compensation	97	63	258	210
Adjusted EBITDA	$1,801	$1,404	$3,260	$3,932

The notes contained in our Quarterly Report on Form 10-Q are an integral part of these consolidated financial statements.